Exhibit 4.51

Contract Serial Number: KD22-0101-2017-000035

Capital Contribution Agreement

for the Establishment of Unicom Hangmei (Beijing) Network Co. Ltd.

Party A: China Unicom Broadband Online Co. Ltd.

Domicile: Unicom Office Building, No. A133, North Xidan Avenue, Xicheng District, Beijing

Legal Representative: Ma Yan

Party B: Hangmei Online Network Technology Co., Ltd.

Domicile: Sky Plaza, No.46 Dongzhimenwai Avenue, Dongcheng District, Beijing

Legal Representative: Xu Qing

Party C: Chengdu Haite Kairong Aeronautical Technology Co., Ltd.

Domicile: No. 1, 1st Floor, Building 4, No. 18-2, 2nd Section of Lushan Avenue, Wan'an Subdistrict, Tianfu New Area, Chendu City

Legal Representative: Li Jiangshi

(Party A, Party B and Party C shall hereinafter be referred to individually as “a Party” and collectively as the “Parties”)

WHEREAS

1.   Party A is a wholly owned subsidiary of China United Network Communications Co., Ltd. (hereinafter referred to as China Unicom), a Beijing-based high-tech enterprise with a number of national patents and software copyrights, as well as national value-added telecommunications business permit.

Contract Serial Number: KD22-0101-2017-000035

2.   Party B is a high-tech mobile Internet company headquartered in Beijing, focusing on construction and operation of Wi-Fi business in areas of interurban coach, railway and aviation, providing travel and entertainment solutions to passengers by integrating passenger transport resources, communications networks, entertainment and O2O services.

3. Party C is a limited liability company initiated by Sichuan Haite High-Tech Co., Ltd. and Shenzhen Qianhai Kairong Capital Management Co., Ltd. and specially established for the establishment of Unicom Hangmei (Beijing) Network Co., Ltd. Sichuan Haite High-Tech Co., Ltd. is a listed company engaged in comprehensive aviation technology services, focusing on the maintenance of airborne equipment and the overhaul of aircraft power equipment and the development and sales of airborne equipment and test equipment, with its business concerning Boeing series, Airbus series and other types of general-purpose aircrafts.

In order that Party A's advantages in the field of communication business, Party B's experience in industrialization and operation of Wi-Fi construction and marketing and Party C's advantages in aviation technical services and capital operation can be brought into full play, the Parties intend to jointly invest in the establishment of a mixed ownership company, Unicom Hangmei (Beijing) Network Co., Ltd., to carry out the in-flight public communication business. After friendly consultations, the Parties have agreed on the matters concerning industrialization cooperation and joint contribution for the establishment of Unicom Hangmei (Beijing) Network Co., Ltd. in accordance with the Company Law of the People's Republic of China, the Contract Law of the People's Republic of China and other relevant laws and regulations. NOW, THEREFORE, as the code of conduct to be mutually observed by the parties for contribution, it is agreed by and between the parties hereto as follows:

Contract Serial Number: KD22-0101-2017-000035

Article l Basic Profile of Unicom Hangmei

1. The name of the limited liability company to be established by the parties is tentatively designated as "Unicom Hangmei (Beijing) Network Co., Ltd. (hereinafter referred to as "Unicom Hangmei" or "the Company"), which shall be subject to the approval of the company registration authority.

The name of Unicom Hangmei is subject to alternation within three (3) working days from the date of completion of the matters agreed in paragraph 5 of Article 4 of this Agreement. After the alternation, the name of the Company shall be Unicom Hangmei Network Co., Ltd.

2. The intended registered office of Unicom Hangmei is the Business Development Center of Beijing Miyun Economic Development Zone.

3. The organizational form of Unicom Hangmei shall be limited liability company.

4. The operating period of Unicom Hangmei shall be long-term. The date of issuance of the business license shall be that of establishment of Unicom Hangmei.

5. Liabilities: Party A, Party B and Party C shall be liable for Unicom Hangmei to the extent of their respective capital contribution to Unicom Hangmei, and Unicom Hangmei shall be liable for its debts to the extent of its total assets.

Article 2 Objects and Scope of Business of Unicom Hangmei

1. The objects of operation of Unicom HangMei are: to create an air-to-ground communication network which provides safe, reliable and smooth services and is compliant with relevant regulations and standards; to provide integrated air-to-ground Internet access and value-added services; and to become a world-class WIFI business and value-added service operator both in China and worldwide.

Contract Serial Number: KD22-0101-2017-000035

2. The scope of business of Unicom HangMei is: satellite communication; data processing; satellite resource leasing; civil aviation communication system engineering and equipment installation, commissioning and maintenance; sales of civil communication equipment and spare parts; navigation equipment installation; database management; development of computer software; sales of self-developed products; telecommunications network equipment agent services; computer systems integration; computer systems services; integration of communication and information services; advertising design, production and publishing. (The company shall, in accordance with the law, make its own selection of operating items and its own managerial decisions; for items subject to approval in accordance with the law, its business activities shall be in conformity with the contents approved by relevant authorities; it shall not engage in business activities concerning items prohibited and restricted by the industrial policies of the city.) The specific scope of business of the Company shall be subject to the contents approved by the company registration authority.

Article 3 Business Planning of the Company

Unicom Hangmei is a company with an asset-light developing strategy, and the business cooperation between the parties is exclusive.

The business planning of Unicom Hangmei is: to form a satellite communication network with the capacity to meet global needs for aviation business and to build a perfect control center of air-to-ground network operations; to achieve Internet access and value-added services in global airlines and business aircraft passenger cabins as well as extended business in ground WIFI, with an ultimate goal of providing integrated air-to-ground Internet access and value-added services.

Contract Serial Number: KD22-0101-2017-000035

Article 4 Registered Capital

1. The initial registered capital of Unicom Hangmei is RMB 10 million yuan in monetary term, where:

(1) Party A's subscribed capital contribution is RMB 4.1 million yuan, representing 41% of the equity share of Unicom Hangmei;

(2) Party B invests RMB 117.9 million yuan, of which RMB 3.9 million yuan is included in the registered capital, representing 39% of the equity share of Unicom Hangmei, with the remaining amount of RMB 114 million yuan included in the capital reserve of Unicom Hangmei;

(2) Party C invests RMB 78 million yuan, of which RMB 2 million yuan is included in the registered capital, representing 20% of the equity share of Unicom Hangmei, with the remaining amount of RMB 76 million yuan being included in the capital reserve of Unicom Hangmei.

2. The payment of the above-mentioned registered capital shall be made at one time in full within ten (10) working days from the date of opening of the temporary account of Unicom Hangmei.

3. The parties agree that the subscribed capital contribution of Party A shall be borne by Party B and Party C in proportion, with the part borne by Party B being RMB 2.1 million yuan and the part borne by Party C being 2 million yuan. Party B and Party C undertake to voluntarily bear the above-mentioned obligation of contribution for Party A. (Matters in respect of Party B and Party C's jointly bearing the contribution of Party A shall be subject to the Supplementary Agreement to the Capital Contribution Agreement to be entered into separately by and between the parties).

4. The parties agree that the following contributions shall be made within ten (10) working days from the date of opening of the temporary account of Unicom Hangmei:

(1) Party B and Party C shall remit the amount of contribution they respectively commit to bear for Party A, totaling RMB 4.1 million yuan, to the account designated by Party A;

(2) Party B and Party C shall remit their respective contributions to Unicom Hangmei to the temporary account of Unicom Hangmei.

Contract Serial Number: KD22-0101-2017-000035

In case any Party fails to make its contribution in accordance with the aforesaid provisions, the breaching party shall be responsible for the non-breaching parties for violating this Agreement in addition to making full payment to Unicom Hangmei.

5. The parties agree to carry out capital increase to Unicom Hangmei from the date of completion of the industrial and commercial registration of the Company, and the registered capital shall be increased from RMB 10 million yuan to RMB 200 million yuan with the increased registered capital being transferred from the capital reserve of Unicom Hangmei.

The parties agree that after the increase of registered capital by transferring from the capital reserve, the shareholding ratio of Party A, Party B and Party C shall remain the same, that is 41% for Party A, 39% for Party B and 20% for Party C.

Article 5 Capital Contribution Certificate

After the establishment of the Company, the contributor who has made full payment of its contribution shall be entitled to the contribution certificate issued by the Company in a timely fashion. The contribution certificates shall be with the common seal of the Company on them and shall include the following:

(1) the name of the Company;

(2) the date of registration of the Company;

(3) the registered capital of the Company;

(4) the name or title of shareholders, the amount of capital contribution made and the date of capital contribution; and

(5) the serial number and date of issuance of the capital contribution certificate.

Contract Serial Number: KD22-0101-2017-000035

Article 6 The Rights and Obligations of Contributors in the Establishment Stage of Unicom Hangmei

1.   Applying for the establishment of Unicom Hangmei and following up the progress of establishment from time to time.

2.   Signing the documents required for the establishment of Unicom Hangmei.

3.   Reviewing the preliminary expenses incurred in the establishment phase.

4.   Timely provision of documents and materials required in applying for the establishment of Unicom Hangmei.

5.   Bearing liability for damages to Unicom Hangmei in case of losses incurred to Unicom Hangmei due to fault on the part of contributors in the process of establishing Unicom Hangmei.

6.   In case a contributor fails to pay its due capital contribution on time in accordance with the provisions of this Agreement, the contributor shall be liable for the losses of other contributors caused by such failure in addition to making up the balance due to Unicom Hangmei.

7.   After the establishment of Unicom Hangmei, the contributors shall not illegally withdraw the capital they have contributed.

8.   After the establishment of Unicom Hangmei, the contributors shall exercise their rights of shareholders and bear their obligations of shareholders in accordance with relevant provisions of national laws and the Articles of Association of Unicom Hangmei.

Article 7 Bearing of Costs

1. The parties agree that after the establishment of Unicom Hangmei, all the expenses incurred for the establishment of Unicom Hangmei shall be included in the preliminary expenses of Unicom Hangmei and be borne by the established Unicom Hangmei.

Contract Serial Number: KD22-0101-2017-000035

2. In the event that the application for the establishment of Unicom Hangmei is terminated for reasons other than the fault of the parties hereto, the expenses having incurred for the establishment of Unicom Hangmei shall be borne by the shareholders in proportion to their respective subscribed capital contributions.

Article 8 Registration of Unicom Hangmei

The parties agree to appoint a representative jointly designated by Party A and Party B to act as the applicant for the application of the name pre-approval registration and establishment registration of Unicom Hangmei with the registration authority. The applicant shall ensure the authenticity, validity and legality of the documents and certificates to be submitted to the registration authority and bear corresponding responsibilities.

Article 9 Shareholders and the Board of Shareholders

1. Shareholders

(1) The shareholders of the Company are legal persons holding the shares of the Company in accordance with law. The shareholders shall have the rights and obligations set forth in the Articles of Association of the Company.

(2) The Company shall establish a register of shareholders according to law, and the name of a shareholder therein shall be sufficient evidence that the shareholder holds the shares of the Company.

2. The shareholders of the Company shall have the following rights and obligations:

(1) to receive dividends and other benefit distributions in proportion to the shares held;

Contract Serial Number: KD22-0101-2017-000035

(2) to request, convene, preside over, participate in or appoint agents to participate in the board of shareholders and exercise the corresponding voting rights;

(3) to transfer, donate or pledge the shares held in accordance with laws, administrative regulations and the Articles of Association of the Company;

(4) to supervise the company's businesses and make corresponding recommendations and inquisition which shall be replied definitely by the board of directors of the Company.

(5) to examine the Articles of Association of the Company, the register of shareholders, the stubs of creditor's rights of the Company, the minutes of shareholders’ meetings, the minutes of the board of directors meetings, the resolutions and minutes of the meetings of the board of supervisors, the financial reports and accounting books of the Company;

(6) to obtain the residual properties of the Company in proportion to the equity shares in case of termination or liquidation of the Company in accordance with relevant laws and the Articles of Association of the Company;

(7) to subscribe, in proportion to the respective equity shares in the Company, on equal terms for the equity securities or potential equity securities to be issued by the Company (including securities with the right to subscribe for such equity securities, securities convertible or exchangeable for such equity securities, etc.), but except for the new shares issued by the Company for the employee equity incentive scheme.

(8) to dilute the corresponding equity shares proportionally in case the Company adopts effective resolutions of introducing new investors by way of capital increase (other than the equity incentive scheme).

(9) Party B and Party C to jointly bear the capital contribution of Party A;

(10) The shareholder shall, by using their operations and resources, make every effort to assist the Company in achieving its business objectives, including but not limited to:

Contract Serial Number: KD22-0101-2017-000035

(a)   advising the Company in integration of industrial resources and brand building;

(b)   participating in developing the Company's strategic planning and providing recommendations for the Company's operations and management;

(c)   providing support in financing and in mergers and acquisitions;

(d)   assisting the Company in team building;

(e)   assisting the Company in optimizing the governance structure and improving the financial management system;

(f)   assisting in the selection / recommendation of appropriate intermediaries;

(g)   advising on other major decisions in the course of achieving business objectives.

(11) Subject to prior resolutions of the board of shareholders, the Company shall have the right to mortgage its properties to borrow any additional funds it requires. The Company may, with its assets as a guarantee, borrow from a third party or a financial institution. The Company may also borrow from the shareholders of the Company, with the amount, interest rate (up to the minimum commercial loan interest rate of banks for the same period) and term of the borrowings being determined by the shareholders through consultations.

(12) Party C undertakes not to act in concert with either Party A or Party B.

(13) other rights and obligations of shareholders stipulated in other laws and regulations, administrative regulations, department rules and the Articles of Association of the Company.

(14) Sichuan Haite High-Tech Co., Ltd., a shareholder of Party C, is a provider of aviation technology services specialized in aircraft modifications concerning airborne public communication businesses, which, under equal terms, shall be the preferred partner of Unicom Hangmei in conducting businesses in this area.

(15) The shareholders shall ensure that the joint venture company maximize its benefits in conducting the subsequent value-added businesses.

Contract Serial Number: KD22-0101-2017-000035

3. Board of Shareholders

The board of shareholders of the Company shall be composed of all the shareholders. The board of shareholders shall be the organ of authority of the Company and shall exercise the following functions and powers pursuant to the "Company Law":

(1)     to decide on the business policies and investment plans of the Company;

(2)     to elect and replace directors and supervisors that are not appointed from representatives of staff and workers, and to decide on matters concerning the remunerations of directors and supervisors;

(3)     to consider and approve reports of the board of directors;

(4)     to consider and approve reports of the board of supervisors;

(5)     to consider and approve the Company's proposed annual financial budgets and final accounts as well as major adjustments and modifications thereto;

(6)     to consider and approve the Company's profit distribution plans and plans for making up losses;

(7)     to pass resolutions on the increase or reduction of the Company's registered capital;

(8)     to pass resolutions on the issuance of corporate bonds;

(9)     to pass resolutions on matters such as the merger, division, dissolution, liquidation or change of the corporate form and operating period of the company;

(10)     to develop or amend the Articles of Association of the Company;

(11)     to pass resolutions on provision of security by the shareholders;

(12)     to pass resolutions on any capital expenditure or commitment to dispose of any assets outside the normal range, except for resolutions made under the Company's annual budget;

(13)     to pass resolutions on establishment of subsidiaries, or any merger and acquisition transaction, or foreign investment;

Contract Serial Number: KD22-0101-2017-000035

(14)     to pass resolutions on sale, transfer, distribution, disposal or addition of any mortgage, guarantee, pledge or any other encumbrance to the Company's all or significant assets;

(15)     to consider and approve any action that is outside the current business scope of the Company;

(16)     to consider and approve any borrowing and other financial support (including but not limited to any third party, subsidiary, employee) of the Company;

(17)     to consider and approve, as the guarantor, matters beyond the scope of daily operations of the Company;

(18)     to consider the resolution on engaging a third party auditor to conduct a comprehensive audit of the Company;

(19)     to consider and approve single connected transactions of more than RMB 2 million yuan conducted with associated enterprises;

(20)     to consider the equity incentive scheme;

(21)     to consider and approve such matters as merger and acquisition, sale, transfer, restructuring and disposal of equity, creditor's rights and major assets of more than RMB 2 million yuan as well as debt increases which may affect the solvency of the Company;

(22)     to consider other matters to be determined by the board of shareholders in accordance with laws, administrative regulations and the Articles of Association of the Company.

When the board of shareholders considers a connected transaction, the associated shareholder may participate in the consideration of such connected transaction and may make explanations and interpretations on the fairness, lawfulness and causes of the connected transaction to the board of shareholders, but such shareholder shall not participate in voting on the matter in question and the voting shares represented by such shareholder shall not be included in the total effective votes. The associated shareholder shall apply for a withdrawal, and other shareholders shall have the right to propose the withdrawal of such shareholder. In case all the shareholders are associated with the connected transaction under consideration, the meeting of the board of shareholder shall proceed as usual with all the shareholders present, and the matter under consideration shall be voted through by all the voting rights held by the shareholders.

Contract Serial Number: KD22-0101-2017-000035

5. The shareholder that has made the largest capital contribution shall convene and preside over the first meeting of the board of shareholders and shall exercise the due functions and powers.

6. The meetings of the board of shareholders shall be divided into regular meetings and extraordinary meetings.

Regular meetings shall be convened on time in accordance with the Articles of Association of the Company. An extraordinary meeting shall be convened in case it is proposed by shareholders representing one tenth or more of the voting rights, or by one third or more of the directors or the supervisor(s).

All the shareholders shall be notified fifteen (15) days prior to the meetings of the board of shareholders.

The board of shareholders shall make the decisions on the matters under consideration at the meeting into minutes of the meeting. The shareholders present at the meeting shall sign the minutes of the meeting.

9. The shareholders shall exercise their voting rights at the meeting of the board of shareholders in proportion to the capital contributions.

10. The meeting of the board of shareholders shall be presided over by the chairman of the board of directors. In case the chairman of the board of director is unable to or does not perform his duty, the meeting shall be presided over by a director jointly designated by more than half of the directors.

11. The resolutions of the board of shareholders shall be divided into ordinary resolutions and special resolutions.

Contract Serial Number: KD22-0101-2017-000035

(1) The ordinary resolutions of the board of shareholders shall be adopted by more than one-half of the voting rights held by the shareholders (including shareholders’ agents) present at the meeting of the board of shareholders.

(2) The following special resolutions of the board of shareholders shall be adopted by more than two-thirds of the voting rights held by the shareholders (including shareholders’ agents) present at the meeting of the board of shareholders:

a. to consider and approve the Company's proposed annual financial budgets and final accounts;

b. to consider and approve the Company's profit distribution plans and plans for making up losses;

c. to pass resolutions on the increase or reduction of the Company's registered capital; to pass resolutions on matters such as the merger, division, dissolution and liquidation of the Company;

e. to amend the Articles of Association of the Company;

f. to pass resolutions on foreign investment, establishment of subsidiaries or any merger and acquisition transaction;

g. to consider the equity incentive scheme;

h. Changes in the financial system and significant accounting policies, selection and replacement of auditors;

i. single loans of more than RMB 10 million yuan but less than 20 million yuan (including 200 million yuan).

(3) The following special resolutions of the board of shareholders shall be adopted unanimously by the shareholders present at the meeting of the board of shareholders:

a. to pass resolutions on the issuance of corporate bonds of more than RMB 100 million yuan;

b. to pass resolutions on the change of the corporate form of the Company;

c. single loans of more than RMB 20 million yuan;

d. any provision of security to a foreign party;

f. any provision of borrowings to a foreign party;

Contract Serial Number: KD22-0101-2017-000035

13. Decision-making power over major issues

For the sake of clarity, without prejudice to the above provisions on voting rights of the shareholders, it is agreed unanimously by the parties that Party A shall have the power of veto over major matters involving information security, national security, etc.

14. The shareholders guarantee that the above-mentioned rights of the shareholders are their real intention and that the directors / senior officers / representatives appointed by them will comply with and implement the above provisions when voting.

Article 10 Directors and Board of Directors

1. The directors of the Company shall be natural persons and shall not be involved in cases set forth in the "Company Law" as not being permitted to serve as directors of the Company.

2. The directors shall abide by laws, administrative regulations and the Articles of Association of the Company, and shall have the following fiduciary obligations to the company, specifically:

(1) shall not take advantage of their positions and powers to collect or accept bribes or other illegal incomes, and shall not encroach upon the property of the Company;

(2) shall not misappropriate the funds of the Company;

(3) shall not deposit the funds of the Company in an account opened in one’s own name or in the name of another individual;

(4) shall not, in violation of the provisions of this Agreement, lend the funds of the Company to other persons or use the property of the Company to provide security for other persons without the consent of the board of shareholders or the board of directors;

(5) shall not enter into a contract or transaction with the Company in violation of the provisions of this Agreement or without the consent of the board of shareholders;

Contract Serial Number: KD22-0101-2017-000035

(6) shall not take advantage of the convenience of one’s own position to seek for himself or other persons commercial opportunities that should belong to the Company or to operate by himself or for another person the same type of business as that of the Company without the consent of the board of shareholders;

(7) shall not accept as one’s own the commissions for a transaction between another person and the Company;

(8) shall not disclose the secrets of the Company without authorization;

(9) shall not take advantage of one’s own relationships to damage the interests of the Company;

(10) other fiduciary obligations stipulated in laws, administrative regulations, department rules and this Agreement.

The income earned by a director from violating this article shall belong to the Company. The director shall also be liable for compensation for the losses of the Company caused by such violation (if any).

3. The directors shall abide by laws, administrative regulations and the Articles of Association of the Company, and shall have the following obligations of diligence to the Company, specifically:

(1) shall exercise the rights granted by the Company with prudence, seriousness and diligence so as to ensure that the business practices of the Company comply with the requirements of laws, administrative regulations and economic policies of the state and the business activities are in conformity with the scope of business stipulated in the business license;

(2) shall treat all the shareholders fairly;

(3) shall keep informed in time of the operations and management of the Company's businesses;

(4) shall make written confirmations of the Company's regular reports;

(5) shall faithfully provide relevant information and materials to the board of supervisors and shall not prevent the board of supervisors or the supervisor(s) from exercising functions and powers;

Contract Serial Number: KD22-0101-2017-000035

(6) shall prudently treat and strictly control the debt risks arising from provision of security by the Company to controlling shareholders and associated parties and shall be jointly and severally liable for losses arising from illegal or inappropriate security. However, a director shall be exempted from liability in case it is recorded in the minutes of a meeting of the board of directors that such director has voted against the relevant matters at such meeting.

(7) other obligations of diligence under laws, administrative regulations, department rules and this Agreement.

4. The Company shall have a board of directors. The board of directors shall be formally established on the date of registration of the Company.

5. The board of directors shall be composed of seven members, with 3 of them being appointed by Party A, 3by Party B and 1 by Party C. The board of directors shall have one chairman of the board who shall be elected from the directors appointed by Party A. The term of office of directors and the chairman of the board of directors shall be 3 years, and they may serve consecutive terms if appointed by the original appointing Party. A director shall not be removed from office before the expiry of his term by the board of directors without good cause.

In case no new director is elected in time upon expiration of the term of office of a director, the original director shall perform his duties as director in accordance with laws, administrative regulations, department rules and this Agreement before a newly elected director takes office.

6. The board of directors shall exercise the following functions and powers:

(1) to convene and report to the board of shareholders;

(2) to implement the resolutions of the board of shareholders;

(3) to decide on the business plans and investment plans of the Company;

(4) to formulate the Company's proposed annual financial budgets and final accounts;

Contract Serial Number: KD22-0101-2017-000035

(5) to formulate the Company’s profit distribution plans and plans for making up losses;

(6) to formulate plans for the Company’s increase or reduction of the registered capital or plans for the issuance of corporate bonds or other bonds or listing plans;

(7) to formulate plans for major acquisitions or acquisitions of shares of the Company, or plans for the merger, division, dissolution or change of corporate form of the Company;

(8) to decide on matters within the scope of authorization of the board of shareholders such as foreign investment, acquisitions and sales of assets, asset mortgages, provision of security to foreign parties, entrust financing, connected transactions.;

(9) to decide on the establishment of the Company's internal management organization;

(10) to decide on the employment or dismissal of the general manager of the Company; to decide on the employment or dismissal of senior officers of the Company (including the deputy manager(s) and person(s) in charge of financial affairs), as well as matters concerning remunerations, rewards and punishments for them, according to the recommendations of the general manager;

(11) to examine and approve basic management systems of the Company, including financial system, seal and certificate management system, salary management and evaluation system and employee equity incentive scheme;

(12) to develop the seal management system of the Company and to decide on the appointment and removal of the keeper of the common seal and the seal for contract of the Company;

(13) to make proposals to the board of shareholders on the engagement or replacement of the accounting firm which acts as the auditor of the Company;

(14) to be briefed on the work report by the general manager of the Company and to check the general manager's work;

Contract Serial Number: KD22-0101-2017-000035

(15) to discuss and assess whether the governance mechanism of the Company provides appropriate protection and equal rights to all shareholders and whether the governance structure of the Company is reasonable and effective;

(16) other functions and powers specified in laws, administrative regulations, department rules or the Articles of Association of the Company.

7. Meetings of the board of directors shall be convened and presided over by the chairman of the board. In case the chairman of the board is unable to or does not perform his duty, the meeting shall be convened and presided over by a director jointly designated by more than half of the directors.

8. Meetings of the board of directors may be held only if attended by more than two-thirds of all directors. If a director is unable to attend a meeting of the board of directors, he may entrust in writing another director to attend the meeting on his behalf and to exercise the power set forth in the Power of Attorney according to law.

9. The functions and powers of the board of directors specified in term 3-13 above shall be deemed as major issues which shall be effective only after they are adopted through voting by more than two-thirds of the members of the board of directors. Decisions on the other matters under consideration shall be effective after they are adopted through voting by more than one half of the directors, and the results of the decisions shall be recorded as minutes which shall be signed by the directors present at the meetings.

10. When voting on a resolution of the board of directors, each director present at the meeting shall have one vote.

11. The chairman of the board of directors shall be the legal representative of the Company. In case the chairman of the board of directors is unable to perform his duties for some reason, he may temporarily authorize another director to act on his behalf.

12. Meetings of the board of directors shall be divided into regular meetings and extraordinary meetings. Regular meetings shall be convened at least twice a year, including meetings to consider the regular reports of the Company.

Contract Serial Number: KD22-0101-2017-000035

An extraordinary meeting of the board of directors may be proposed by shareholders representing 10% or more of the voting rights or by one third or more of the directors or by the board of supervisors. The chairman of the board of directors shall convene and preside over the meeting of the board of directors within ten (10) days upon the receipt of the proposal.

13 All the directors, supervisors and senior officers shall be notified in writing ten (10) days prior to each regular meeting. Notice of an extraordinary meeting shall be given by the board of directors two (2) days prior to such meeting.

The notice of the first meeting of each board of directors of the Company may be given on the day of such meeting.

14. The notice of a meeting of the board of directors may be given by way of personal service, mail, announcement, E-mail, facsimile or telephone.

15. A notice of a meeting of the board of directors shall include at least the following:

(1) the date and place of the meeting;

(2) the duration of the meeting;

(3) the subject and agenda of the meeting;

(4) the date of the notice.

16. In case a director is related to an enterprise involved in a resolution of a meeting of the board of directors, such director shall not vote on such resolution either on his own behalf or on behalf of any other director. Meetings of the board of directors may be held if attended by more than half of the unrelated directors. Resolutions of the board of directors shall be adopted with the consent of more than half of the unrelated directors. In case the number of unrelated directors present at a meeting of the board of directors is less than three, the matter in question shall be submitted to the board of shareholders for consideration.

17. Resolutions of the board of directors shall be voted on by disclosed ballots or by show of hands.

Contract Serial Number: KD22-0101-2017-000035

Extraordinary meetings of the board of directors may be held and resolutions be adopted and signed by the participating directors by means of communications, provided that full expression of opinions of the directors is ensured.

18. Meetings of the board of directors shall be attended by the directors in person. In case a director for any reason is unable to attend the meeting, he may appoint another director in writing to attend the meeting on his behalf, and the Power of Attorney shall specify such matters as the name of the agent, entrusted task, scope of authorization and time of validity and shall be signed or sealed by the commissioning party. The director present at the meeting as an agent shall exercise the rights of the directors within the scope of authorization. In case a director does not attend a meeting of the board of directors, nor does he entrust an agent to attend such meeting on his behalf, the director shall be deemed to have waived the right to vote at such meeting.

19. The board of directors shall keep minutes of its decisions on the matters under consideration at the meeting, and the directors present at the meeting shall sign the minutes of the meeting.

The minutes of the meetings of the board of directors shall be kept as the company's archives for a period of not less than ten years.

20. The minutes of the meetings of the board of directors shall include at least the following:

(1) the date, place and convener's name of the meeting;

(2) the names of directors present, including those of directors entrusted to attend the meeting as agents;

(3) the agenda of the meeting;

(4) main points of the directors' speeches;

(5) the voting method and result of each resolution (the result of the voting shall indicate the number of votes in favor, against or abstention).

21. Generally, meetings of the board of directors shall be held at the Company's usual residence.

Contract Serial Number: KD22-0101-2017-000035

Article 11 The Board of Supervisors

1. The provisions of Article 10 hereof on limitation to serving as directors shall also apply to supervisors.

Directors, the general manager and other senior officers shall not concurrently serve as supervisors.

2. Supervisors shall abide by laws, administrative regulations and this Agreement, and have fiduciary obligations and obligations of diligence to the Company. They shall not take advantage of their positions and powers to collect or accept bribes or other illegal incomes, and shall not encroach upon the property of the Company.

3. The term of office of supervisors shall be three years. A supervisor may serve consecutive terms if re-elected upon expiration of his term of office.

4. Meetings of the board of supervisors shall be convened and presided over by the chairman of the board of supervisors. In case the chairman of the board of supervisors is unable to or does not perform his duty, the meeting shall be convened and presided over by a supervisor jointly designated by more than half of the supervisors.

5. The first meeting of each board of supervisors shall be convened and presided over by a supervisor jointly designated by more than half of the supervisors

6. The company shall have a board of supervisors. The board of supervisors shall be composed of three members, with the chairman of the board of supervisors being appointed by Party C, one by Party A, and one employee supervisor being elected by the workers' congress. The Company shall have a convener of the board of supervisors, appointed by Party A. In case the convener of the board of supervisors is unable to perform his duty, he may appoint another supervisor to act on his behalf.

In case no new supervisor is elected in time upon expiration of the term of office of a supervisor, the original supervisor shall perform his duties as supervisor according to the provisions of laws, administrative regulations and the Articles of Association of the Company before a newly elected supervisor takes office.

Contract Serial Number: KD22-0101-2017-000035

7. The board of supervisors shall exercise the following functions and powers:

(1) to examine the Company's financial affairs;

(2) to supervise the behaviors that violate laws, regulations or the Articles of Association of the Company of the directors, the general manager and other senior officers upon execution of company duties and to recommend the removal of directors and senior officers that violate laws, administrative regulations, the Articles of Association of the Company or the resolutions of the board of shareholders;

(3) when an act of a director or the general manager or any other senior officer damages the Company's interests, to require them to rectify such act and, if necessary, to report such act to the board of shareholders or competent authorities of the state;

(4) to propose the convening of an extraordinary meeting of the board of shareholders;

(5) to give proposals at meetings of the board of shareholders;

(6) to institute proceedings against the directors and senior officers according to Article 152 of the "Company Law";

(7) other functions and powers specified in the Articles of Association of the Company.

8. The board of supervisors shall convene at least one meeting every six month, with the notice of the meeting being given to all the supervisors ten (10) days prior to such meeting; supervisors may propose to convene an extraordinary meeting of the board of supervisors, the notice of which shall be given two (2) days prior to such meeting; the notice of the first meeting of each board of supervisors may be given to all the supervisors on the date of such meeting.

9. Resolutions of the board of supervisors shall be adopted by more than half of the supervisors.

Contract Serial Number: KD22-0101-2017-000035

10. The board of supervisors shall formulate the rules of procedure of the board of supervisors and specify the method of deliberation and voting procedures of the board of supervisors to ensure the efficiency and scientific decision-making of the board of supervisors. The rules of procedure of the board of supervisors shall be attached hereto after being formulated by the board of supervisors and approved by the board of shareholders.

11. The board of supervisors shall keep minutes of its decisions on the matters under consideration at the meeting. The supervisors present at the meeting shall sign the minutes of the meeting.

The minutes of the meetings of the board of supervisors shall include: the date, place and convener's name of the meeting; the names of supervisors present (including those of supervisors entrusted to attend the meeting as agents); the agenda of the meeting; main points of the supervisors' speeches; the voting method and result of each resolution (the result of the voting shall indicate the number of votes in favor, against or abstention).

A supervisor shall have the right to request an illustrative record of his speech at the meeting. The minutes of the meetings of the board of supervisors shall be kept as the Company's archives for a period of not less than ten years.

12. A notice of a meeting of the board of supervisors shall include at least the following:

(1) the date, place and duration of the meeting;

(2) the subject and agenda of the meeting;

(3) the date of the notice.

Contract Serial Number: KD22-0101-2017-000035

Article 13 Management Organization

1. The company shall have a management organization responsible for daily operations and management of the Company. The management organization shall have a general manager, who shall be engaged or dismissed by the board of directors; and shall have another three senior officers, separately recommended by the three parties with each Party recommending one candidate, all of whom shall be examined by the general manager and engaged or dismissed by the board of directors.

2. The provisions of Article 10 hereof on limitation to serving as directors shall also apply to senior officers.

3. The provisions of Article 10 hereof on the fiduciary obligation of directors shall also apply to senior officers.

4. The engagement or dismissal of the general manager shall be decided by the board of directors. The term of office of the general manager shall be one years. A general manager may serve consecutive terms if so decided by the board of directors upon expiration of his term of office. The general manager shall be accountable to the board of directors and shall exercise the following functions and powers in accordance with the "Company Law" and the Articles of Association of the Company:

(1) to be in charge of the production, operation and management of the Company, and to organize the implementation of the resolutions of the board of directors;

(2) to organize the implementation of the annual business plans and investment plans of the Company;

(3) to draft the plan for the establishment of the Company's internal management organization;

(4) to draft the basic management system of the Company;

(5) to formulate the specific rules and regulations of the Company;

(6) to request the board of directors for the employment or dismissal of the deputy manager(s), the financial director and the senior director(in charge of ground WiFi);

(7) to decide on the employment or dismissal of management personnel other than those to be employed or dismissed by the board of directors; and

(8) other functions and powers delegated by the board of directors.

Contract Serial Number: KD22-0101-2017-000035

The above paragraph (3) and (4) shall be submitted to the board of directors for consideration and approval.

The board of directors may replace the general manager, deputy general manager(s) or other senior officers by resolutions of the board of directors at any time in case such persons are proved to have been engaged in malpractices for selfish ends or have seriously neglected their duties.

6. The general manager, deputy general manager(s) and other senior management personnel are required to work full-time in the company. A labor contracts between such person and the company shall be entered into in accordance with law, stating the duties, rights and obligations of such person.

7. The financial department shall have a financial director. The parties agree that the financial director shall be recommended by Party A, and the candidates recommended by Party A shall be nominated, engaged and dismissed by the board of directors.

8. In case the general manager or a senior officer violates the provisions of laws, administrative regulations, department rules or the Articles of Association of the Company in the execution of company duties, such person shall be liable for compensation for the losses of the Company caused thereby(if any).

The Company shall establish scientific and perfect employment, evaluation, incentive and restraint mechanisms based on the requirements for the development of the Company and in accordance with laws, administrative regulations, department rules or the provisions hereof.

Article 14 Equity Transfer and Capital Increase

1. The parties agree that the shareholders may transfer all or part of their equity interests among them three years after the establishment of the Company. The Company shall apply for registration of change in case of a transfer of equity interests within thirty(30) days from the date of such transfer.

Contract Serial Number: KD22-0101-2017-000035

2. The parties agree that the shareholders may transfer their equity interests to persons other than the shareholders. Where a shareholder transfers its equity interests to a person other than a shareholder, it shall obtain unanimous consent of the other shareholders. The shareholder shall notify the other shareholders in writing of the transfer of equity interests and seek their consent. Where the other shareholders do not reply within thirty (30) days of receipt of the written notice, they shall be deemed to consent to the transfer. If the other shareholders do not consent to the transfer, the dissenting shareholders shall purchase the equity interests to be transferred. If they do not purchase the equity interests, they shall be deemed to consent to the transfer. Under identical terms, the other shareholders shall have the preemptive right for the equity interests the transfer of which has been consented by the shareholders.

3. After a transfer of equity interests in accordance with law or after introducing a new shareholder to the Company, the Company shall amend the records concerning relevant shareholder and its capital contribution in the Articles of Association of the Company and the register of shareholders.

After a transfer of equity interests or after introducing a new shareholder to the Company, the Company shall cancel the capital contribution certificate of the original shareholder and issue a capital contribution certificate to the new shareholder and amend the records concerning the relevant shareholder and its capital contribution in the Articles of Association of the Company and the register of the company.

Article 15 Labor Management

1. Matters such as the employment and dismissal of employees, their remunerations, labor insurance, labor protection, welfare, rewards and punishments shall be dealt with on the basis of programs developed and implemented by the board of directors of the Company. (a separate agreement may be entered into and attached hereto)

Contract Serial Number: KD22-0101-2017-000035

2. The engagement of senior officers recommended by the parties, as well as their remunerations, social insurance, welfare and the standards of travel expenses for them shall be discussed and decided by the board of directors.

3. The senior management personnel and key technical staff of the Company shall enter into non-competition agreement with the Company. Such persons, during their term of office, shall not engage in or assist others to engage in any business activities that form a competitive relationship with those of the Company. They are also forbidden to take office in other enterprises having businesses related to those of the Company within two years after leaving the Company.

Article 16 Financial Affairs, Accounting and Profit Distribution

1. The Company shall establish financial and accounting systems in accordance with laws, administrative regulations and regulations of the finance department of the State Council.

2. The Company shall, as an independent financial entity, prepare its financial statements independently on the basis of the businesses of the Company. The financial statements shall reflect the overall financial status of the Company, as well as financial indexes such as operating conditions and cash flow.

3. The Company shall prepare financial and accounting reports at the end of each fiscal year. Such reports shall be audited by an accounting firm according to law.

4. In the first three months of each business year, the Company shall prepare the balance sheet, profit and loss statement and profit distribution plan for the previous year to be submitted to the board of directors for consideration and approval.

5. The Company shall deliver its financial and accounting reports to each of the shareholders within the time limit specified in the Articles of Association of the Company.

Contract Serial Number: KD22-0101-2017-000035

6. When distributing its after-tax profits for a given year, the Company shall allocate 10% of profits to its statutory surplus reserve. The Company shall no longer be required to make allocations to its legal reserve once the aggregate amount of such reserve exceeds 50% of the registered capital.

7. If the Company’s s statutory surplus reserve is insufficient to make up its losses of the previous years, such losses shall be made up from the profit for the current year prior to making allocations to the statutory surplus reserve pursuant to the preceding paragraph.

8. The parties agree that the Company has no distributable profits and is not intended to distribute at present.

9. Profit distribution shall, in principle, be carried out after 15 days from the date of conclusion of the audit of the financial statements of each year. The distributable profits of the unallocated profits of the previous years may be distributed together with the distributable profits of the current year. Matters in respect of the distribution of profits shall be adopted by the resolutions of the board of shareholders.

The Company may, if so resolved by the board of shareholders, make allocations to the discretionary surplus reserve from its after-tax profits after making allocations to the legal reserve from the after-tax profits. The Company’s after-tax profits remaining after it has made up its losses and made allocations to its reserves shall be distributed in proportion to the shareholding ratio.

11. If the board of shareholders or board of directors violates the preceding paragraph by distributing profits to shareholders before the Company has made up its losses and made allocations to the legal reserve, the profit distributed in violation of regulations shall be returned to the Company by the shareholders. The Company shall not be entitled to profit distribution for its own shares it holds.

12. The Company shall provide to the accounting firm it employs truthful and complete accounting vouchers, account books, financial and accounting reports and other accounting materials, and shall not refuse to do so or conceal or submit untruthful materials.

Contract Serial Number: KD22-0101-2017-000035

13. The Company shall not establish any account books in addition to those required by law. No accounts may be opened in the name of any individual for the keeping of the Company’s assets.

Article 17 Liquidation

Where a cause of legal liquidation occurs, the parties shall conduct the liquidation in accordance with law. The property of the Company remained after the liquidation shall be distributed in proportion to the capital contributions of the parties. However, the control platform of in-flight WiFi services and the network operating platform can be recovered only by Party A.

Article 18 Liability for Breach of Agreement

1. In case any party hereto fails to pay its capital contribution in accordance with the time and amount stipulated herein, the breaching party shall pay the non-breaching party a penalty of 0.05% of its capital contribution for each delay day. In case the payment has been delayed for more than three month, the non-breaching party shall be entitled to rescind the Agreement.

In case this Agreement is unable to be performed in whole or in part due to the fault of a Party, such default party shall be liable for losses to Unicom Hangmei caused by its actions.

3. In the event that this Agreement is unable to be performed due to a Force Majeure event, the parties are not obliged to bear liabilities for breach of the Agreement.

Contract Serial Number: KD22-0101-2017-000035

Article 19 Representations and Warranties

The signatories of this Capital Contribution Agreement represent and warrant that:

(1) each party hereto is a legal entity duly established in accordance with law, assuming its civil liabilities independently and having the legal right or authorization to enter into this Agreement.

(2) the contribution of each party to Unicom Hangmei is its lawful property without involving any third party objection or claim of infringement.

(3) the documents and materials submitted by each Party to Unicom Hangmei are true, accurate and valid.

(4) Party B and Party C undertake that, considering the in-light communication business to be carried out by the Joint Venture, they will no longer cooperate with any other party on such business, including but not limited to establishment of joint ventures, holding equity interests of other companies conducting similar businesses (regardless of the shareholding ratio), conducting business cooperation with other parties, providing technical and financial support to other parties or acting as adviser of other parties. In respect of the existing satellite communication stations of Party B, the parties shall consult with each other for subsequent solutions.

Article 20 Confidentiality

1. The parties guarantee to keep confidential all the documents and information, obtained by the parties in the course of discussion, signing and implementation of this Agreement, which belong to a party and are not available from open channels, as well as trade secrets involved in the course of cooperation such as tripartite operating information, state secrets, technical secrets, business secrets, company plans, operating activities, financial information, technical information, business information,etc. Neither party shall disclose any content of such trade secrets to any third party without written consent of the provider of information and documents concerning such secrets, except as otherwise provided by laws and regulations. The confidentiality period shall expire till such secret is available from legal channels.

Contract Serial Number: KD22-0101-2017-000035

2. Neither party shall disclose the contents of this Agreement in any way without the written consent of the other parties, and neither party shall make any excessive publicity of the contents of this Agreement in any way even after obtaining the written consent of the other parties.

Article 21 Notice

1. All the notices issued by a Party to the other parties in accordance with this Agreement, as well as the correspondence between the parties and the notices and requirements relating to this Agreement, shall be delivered in writing, such as through letters, facsimile, telegram, service in person, etc. A notice may be delivered by way of announcement only when the above methods are not applicable.

2. The addresses of the parties are as follows:

Party A: Unicom Office Building, No.A133 N.Section of XiDan Street, Xicheng District, Beijing Municipality

Party B: 15th Floor Suite A, Tianheng Building, No.46 DongZhiMenWai Street, Dongcheng District, Beijing Municipality

Party C: No.1 KeYuan NanLu S, High-tech Zone, Chengdu City

3. In case any Party changes its address for service or correspondence address, it shall notify the other parties in writing of such change within two(2) days from the date of such change. Otherwise, the responsibilities arising from not giving such notice shall be borne by the Party that has failed to do so.

Contract Serial Number: KD22-0101-2017-000035

Article Change of Agreement

In the event that any party requires to change this Agreement due to special circumstance, the party requiring a change shall promptly notify the other parties in writing. With the consent of the other parties and within the prescribed time limit (within 5 days from the date of the notice), the parties shall enter into an amendment to this Agreement which shall form an integral part of this Agreement. No party shall make any change to this Agreement without written consent of all the parties hereto. All the responsibilities arising from violation of this provision shall be borne by the violating party.

Article 23 Settlement of Disputes

1. This Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China.

2. All disputes arising from or in connection with the performance of this Agreement shall be settled through friendly consultations. In case no settlement to disputes can be reached through consultations. the disputes shall be submitted to a People's Court in Xicheng District,Beijing that have jurisdiction.

Article 24 Force Majeure

1. In the event that any party hereto fails to perform all or part of its obligations under this Agreement due to a force majeure event, the performance of the obligations shall be suspended for the duration when such event prevents it from performing the obligations.

2. The party claiming to have been affected by a force majeure event shall, as far as practicable, notify the other parties of the occurrence of such force majeure event in writing in the shortest possible time and shall, within thirty (30) days after the occurrence of such force majeure event, furnish the other Parties with appropriate evidence of such force majeure event and the duration thereof, as well as written materials on nonperformance or delay of performance of this Agreement. The Party that claims the force majeure event has made its performance of this Agreement impossible or impracticable shall use all reasonable endeavors to eliminate or mitigate the consequences of such Force Majeure event.

Contract Serial Number: KD22-0101-2017-000035

3. In case of occurrence of a force majeure event, the parties shall immediately decide on how to carry out this Agreement through friendly consultations. After the force majeure event or its effect is terminated or eliminated, the parties shall immediately resume the performance of their respective obligations under this Agreement. In case any Party hereto is unable to continue its performance of this Agreement as a result of the persistence of the Force Majeure event or the effect thereof, the parties may negotiate on the termination or delay of performance of this Agreement, and the Party affected by such Force Majeure event is not responsible for such termination or delay. However, a party shall not be exempted from liabilities in case a Force Majeure event occurs after it has delayed its performance of this Agreement.

4. The term "Force Majeure event" as used in this Agreement means any event which is unforeseen or is unavoidable and insurmountable even it is foreseen and is beyond reasonable control of the affected Party and which, when occurs after the date of this Agreement, has made it objectively impossible or impracticable for the affected party to perform this Agreement in whole or in part. Such event include, but is not limited to, natural disaster such as flood, fire, drought, typhoon, earthquake, and social event such as war (whether declared or not), unrest, strike, government action or legal provision.

Article 25 Interpretation of Agreement

Matters left unmentioned in this Agreement or ambiguity in any provision hereto shall be reasonably interpreted by the parties in accordance with the principle and purpose of this Agreement, transaction practices, the contents of related terms hereto and common understandings. Such interpretations shall be binding unless they are inconsistent with laws or this Agreement.

Contract Serial Number: KD22-0101-2017-000035

Article 26 Supplementary Terms and Annexes

Matters left unmentioned in this Agreement shall be governed by relevant laws and regulations. In case there is no applicable law or regulation, the parties may enter into separate supplementary agreements in respect of such matters. The annexes and supplementary agreements hereto shall form an integral part of this Agreement and shall have the same legal validity as the body of this Agreement. In case of any inconsistency between the contents of a supplementary agreement and those of this Agreement, the supplementary agreement shall prevail.

Article 27 Validity of Agreement

1. This Agreement shall take effect from the date on which it is signed and affixed with official seals or contract seals by the legal representatives or authorized representatives of the parties.

2. This Agreement is made out in octuplicate, all the copies being equally authentic, and each party shall hold two copies with the other copies being kept for registration.

3. The annexes and supplementary agreements hereto shall form an integral part of this Agreement and shall have the same legal validity as the body of this Agreement. (The remainder of this page is intentionally left blank)

Contract Serial Number: KD22-0101-2017-000035

(this is the signature page of the Capital Contribution Agreement for the establishment of Unicom Hangmei(Beijing) Network Co. Ltd.)

Party A (seal):China Unicom Broadband Online Co. Ltd.

Legal Representative /Authorized Representative (signature):

Date:

Party B (seal):Hangmei Online Network Technology Co., Ltd

Legal Representative /Authorized Representative (signature):

Date:

Party C (seal): Chengdu Haitekairong Aviation Technology Co., Ltd

Legal Representative /Authorized Representative (signature):

Date:

Page 36 of 36